SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 6, 2003

Date of Report (Date of Earliest Event Reported)

UTSTARCOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	002-29661	52-1782500
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1275 Harbor Bay Parkway

Alameda, California  94502

(Address of principal executive offices)          (Zip code)

(510) 864-8800

(Registrant’s telephone number, including area code)

Item 5.            Other Events.

Recent Developments

Pending Acquisition

On March 4, 2003, we entered into an agreement to purchase certain assets and liabilities of the CommWorks division of 3Com Corporation for $100.0 million in cash. The consummation of the acquisition is subject to regulatory approvals, the completion of an audit of the CommWorks division and other customary closing conditions. If we fail to close the acquisition by July 2, 2003 and all closing conditions have been satisfied, we will be required to pay to 3Com a $10.0 million break-up fee. The transaction has been approved by the boards of directors of both companies and does not require stockholder approval. The transaction is expected to close by the end of June 2003, subject to the satisfaction of the closing conditions described above. While the assets will be subject to a post-closing valuation, we expect the transaction to result in the acquisition of approximately $20.0 million to $30.0 million of intangible assets to be amortized over four years and also expect to incur a one-time charge, estimated at $8.0 million to $12.0 million, associated with the write-off of in-process research and development in the quarter in which the transaction closes. The foregoing amounts represent our current estimates but are subject to change following the completion of the asset valuation.

CommWorks develops and deploys carrier-class, IP-based multi-service access and service creation platforms for telecommunications service providers. CommWorks’ product portfolio includes the three key components of next generation networks: wireline access systems; wireless access systems; and a media independent softswitch, that are critical to providing complete next generation data and voice services to both fixed and mobile subscribers. CommWorks is headquartered in Rolling Meadows, Illinois.

One of our strategic goals is to increase our global sales and support infrastructure. The acquisition of the CommWorks assets will give us a global platform for growth, complementing our existing presence in China, Japan, India and South America. We believe integrating CommWorks into our organization will broaden and strengthen our product offerings and customer base.

Based on information provided by 3Com in its public filings, CommWorks has experienced sequentially declining annual revenue for the past several years and has experienced substantial operating losses during this period. For Securities and Exchange Commission reporting purposes, CommWorks has been treated as a separate segment by 3Com; however, CommWorks is not a separate legal entity. Since CommWorks does not operate as a separate legal entity, complete historical financial statements for CommWorks have not yet been prepared. The audited financial statements, when prepared, may differ significantly from the information reported by 3Com in its financial statements. Furthermore, historical results of the CommWorks operations may not be indicative of the results to be expected from those operations as they are integrated into our business.

We cannot assure you that the acquisition will ever be consummated or, if consummated, will be successful. Even if the acquisition is consummated, our management and financial controls, personnel,computer systems and other corporate support systems may not be adequate to manage the increase in the size and scope of our operations as a result of any completed acquisition. Although our acquisition of CommWorks is structured as the acquisition of certain assets and liabilities, we cannot assure you that we will not assume or become subject to, as a result of the acquisition, liabilities that have an adverse effect on our financial condition or results of operations. We also expect that the CommWorks operations will require a significant working capital investment from us and/or a debt facility. If additional financing is needed to fund the CommWorks operations, we cannot assure you that such financing will be available to us on commercially reasonable terms, or at all.

SOFTBANK America Inc. Transaction

Concurrent with the sale of the notes as described herein, we expect to repurchase 8.0 million shares of our common stock beneficially owned by SOFTBANK America Inc. at a purchase price equal to a 5% discount to the Nasdaq National Market closing sale price for our common stock on March 6, 2003. On April 5, 2003 we anticipate issuing a note, bearing interest at a rate of 2% per year as payment for the shares. The note matures on April 8, 2003. We plan to use a portion of the net proceeds of this offering to repay the note. In connection with the repurchase transaction, SOFTBANK has agreed to enter into an agreement with us not to offer, sell or otherwise dispose of its UTStarcom stock for a period of one year. The agreement is subject to exceptions, including: (i) a pledge of shares for the purposes of securing a loan or similar obligation from one or more banks, broker-dealers or other financial institutions following the default by the borrower or any sale by the financial institution on such default; (ii) shares of common stock of UTStarcom purchased in the public market; and (iii) any grant, sale or transfer of warrants or call options exercisable for up to 2,000,000 shares of UTStarcom common stock, provided that any such warrants or call options cannot be exercised within one (1) year of the date of the lockup agreement. We may waive SOFTBANK’s obligations in the agreement in our sole discretion and we have waived similar obligations of SOFTBANK in the past.

After completion of these transactions, SOFTBANK will beneficially own approximately 14.8 percent of our outstanding stock.

Risk Factors – Risks Related to our Company

The pending acquisition of the CommWorks division of 3Com may not be consummated.

On March 4, 2003, we entered into an agreement to purchase certain assets and liabilities of the CommWorks division of 3Com Corporation for $100 million in cash. The transaction is expected to close by the end of June 2003. However, the consummation of the acquisition is subject to regulatory approvals, the completion of an audit of the CommWorks division, and other customary closing conditions. If we fail to close the acquisition by July 2, 2003 and all closing conditions have been satisfied, we will be required to pay to 3Com a $10 million break-up fee. We expect the transaction to result in approximately $20.0 million to $30.0 million of intangible assets to be amortized over four years and also expect to incur a one-time charge, estimated at $8.0 million to $12.0 million, associated with the write-off of in-process research and development in the quarter in which the transaction closes. The foregoing amounts represent our current estimates but are subject to change following the completion of an asset valuation. We cannot assure you that the acquisition will ever be consummated.

CommWorks has experienced sequentially declining annual revenue and substantial operating losses.

Based on information provided by 3Com in its public filings, CommWorks has experienced sequentially declining annual revenue for the past several years and has experienced substantial operating losses during this period. There can be no assurance that CommWorks will not continue to do so following its acquisition by us. For Securities and Exchange Commission reporting purposes, CommWorks has been treated as a separate segment by 3Com; however, CommWorks is not a separate legal entity. Since CommWorks does not operate as a separate legal entity, complete historical financial statements for CommWorks have not yet been prepared. The audited financial statements, when prepared, may differ significantly from the information reported by 3Com in its financial statements. Furthermore, historical results of the CommWorks operations may not be indicative of the results to be expected from those operations as they are integrated into our business.

Our acquisition of CommWorks could be difficult to integrate, may disrupt our business and could harm our operating results.

Even if the transaction is consummated, our management and financial controls, personnel, computer systems and other corporate support systems may not be adequate to manage the increase in the size and scope of our operations as a result of the completed acquisition. In addition, we may not be able to generate revenue from the CommWorks operations consistent with historical results. We may not be able to realize the synergies that we expect will result from the addition of the CommWorks assets to our business. Although our acquisition of CommWorks is structured as the acquisition of selected assets and liabilities, we cannot assure you that we will not assume or become subject to, as a result of the acquisition, liabilities that have an adverse impact on our financial position or results of operations. We also expect that CommWorks will need a significant working capital investment from us and/or an available debt facility. If additional financing is needed to fund the CommWorks operations, we cannot assure you that such financing will be available to us on commercially reasonable terms, or at all.

        On March 6, 2003, UTStarcom, Inc. (“UTStarcom”) issued a press release entitled “UTStarcom, Inc. Announces Proposed Convertible Subordinated Notes Offering And Simultaneous Convertible Bond Hedge And Call Option Transactions.”  The press release is attached hereto in its entirety as Exhibit 99.1.

Item 7.            Financial Statements and Exhibits.

Exhibit 99.1	Press release entitled “UTStarcom, Inc. Announces Proposed Convertible Subordinated Notes Offering And Simultaneous Convertible Bond Hedge And Call Option Transactions,” dated March 6, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTSTARCOM, INC.

Date: March 6, 2003	By:	/s/ Michael J. Sophie
	Name:	Michael J. Sophie
	Title:	Chief Financial Officer

INDEX TO EXHIBITS FILED WITH

THE CURRENT REPORT ON FORM 8-K DATED MARCH 6, 2003

Exhibit	Description

99.1	Press release entitled “UTStarcom, Inc. Announces Proposed Convertible Subordinated Notes Offering And Simultaneous Convertible Bond Hedge And Call Option Transactions,” dated March 6, 2003.